EXHIBIT 99.1
    Chegg appoints Sarah Bond to Board of Directors

Corporate Vice President of Gaming Ecosystem at Microsoft, brings more than ten years of experience building industry shaping technology partnerships and company growth to Chegg’s board

SANTA CLARA, Calif., December 2, 2020 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE: CHGG), the leading student-first connected learning platform, today announced that Sarah Bond, Corporate Vice President (CVP) of Gaming Ecosystem at Microsoft, has joined Chegg's Board of Directors, effective today on December 2nd, 2020.

"Considering that she works in one of the fastest-growing, quickest moving industries in the world, Sarah’s ability to think ahead of the game and build innovative partnerships is incredibly impressive," said Dan Rosensweig, President and CEO of Chegg, Inc. "Sarah’s knowledge of subscription-based services and passion for using technologies to build online communities makes her an excellent addition to our board. We’re very excited to have her experience and appreciation for our student-first mission on our board."

Bond joined Microsoft as a CVP in 2017 after previously serving as the Senior Vice President of T-Mobile. At T-Mobile, she was an essential member of the team that turned the company around by leading cross-functional strategic initiatives like T-Mobile's evolutionary “Un-carrier” program. At Microsoft, Bond is integral in scaling Xbox Game Pass, one of the world’s leading games subscription and membership platforms that now has over 15 million subscribers from 41 countries.

"I am delighted to be joining Chegg's Board of Directors, as it is one of the most forward-looking, subscription-based companies in the education technology industry today," said Bond. "As people, and institutions, continue to look for more hybrid course models, students will increasingly need online resources and communities that they can feel supported by. I’m excited to integrate my experience with Chegg’s mission to advocate for students’ academic success all across the globe."

Biography of Sarah Bond:

Sarah Bond is the CVP of Gaming Ecosystem at Microsoft, leading Microsoft’s business with game creators across all Microsoft software and services, including Xbox, Azure, and Microsoft 365. Sarah is currently serving as an Executive Sponsor for Blacks @ Microsoft (BAM), an employee resource group. As the former CVP of Global Gaming Partnerships and Development, Sarah was instrumental to Xbox growth – developing deeper and more strategic partner relationships, building Xbox Game Pass to a position of strength, expanding Xbox Game Studios, securing streaming rights for Project xCloud, and leading high-performing global teams. Sarah holds a BA in Economics from Yale University and an MBA from Harvard Business School.

About Chegg:

Chegg is a smarter way to student. As the leading direct-to-student learning platform, we strive to improve educational outcomes by putting the student first in all our decisions. We support students on their journey from high school to college and into their career with tools designed to help them pass their test, pass their class, and save money on required materials. Our services are available online, anytime and anywhere, so we can reach students when they need us most. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

MEDIA CONTACT: Heather Hatlo Porter, press@chegg.com